DIRTT Welcomes Adrian Zarate to the Board of Directors

CALGARY, Alberta, July 30, 2025 (GLOBE NEWSWIRE) — DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”), a leader in industrialized construction, announced today that Mr. Adrian Zarate has been appointed to the Company’s Board of Directors (the “Board”) effective July 30, 2025. Mr. Zarate will be the nominee director for 22NW Fund, LP (“22NW”), DIRTT’s largest shareholder, pursuant to the Support and Standstill Agreement among DIRTT, 22NW and WWT Opportunity #1 LLC dated August 2, 2024.

Mr. Aron English, the founder of 22NW and 22NW’s current nominee on the Board, made the following comment regarding the transition: “I have been a member of the Board since 2022 when 22NW led a successful proxy contest to replace DIRTT’s entire board. Since then it has been my privilege to work with a number of outstanding individuals at DIRTT as the Company has taken a series of important steps to rebuild itself into the leading business in its market. My colleague Adrian Zarate will continue this work as he joins the Board and 22NW looks forward to supporting DIRTT through its promising future.”

Mr. Zarate is a capital structure analyst at 22NW, LP, where he focuses on investments across a range of industry verticals. Mr. Zarate previously worked as an investment banker at Greenhill & Co., LLC and as a credit investor at Nuveen (TIAA-CREF). Mr. Zarate holds a BA in Economics from Columbia University and an MBA in Finance from The Wharton School.

Scott Robinson, Chair of the Board remarked, “We thank Aron English for his leadership in DIRTT’s turnaround and for recognizing the value of DIRTT. We are excited to welcome Adrian Zarate to the Board as we focus on capturing more market share and growing DIRTT.”

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release that are not historical facts are “forward-looking information” and “forward-looking statements” (collectively, “Forward-Looking Information”) as defined under applicable provisions of the United States Private Securities Litigation Reform Act of 1995, and Section 21E of the Exchange Act and within the meaning of applicable Canadian securities laws. Forward-Looking Information, by its nature, is based on assumptions, and is subject to important risks and uncertainties, including the Company’s execution of its growth strategy, or that such strategy will be executed as expected. You should not rely on any Forward-Looking Information, which represents our beliefs, assumptions and estimates only as of the dates on which it was made, as predictions of future events. We undertake no obligation to update this Forward-Looking Information, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our Forward-Looking Information with these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT” and on the OTCQX under the symbol “DRTTF”.

FOR FURTHER INFORMATION PLEASE CONTACT ir@dirtt.com